UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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    FORM 4                                                   OMB APPROVAL
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                                                    OMB Number: 3235-0287
                                                    Expires: September 30, 1998
                                                    Estimated average burden
                                                    hours per response.......0.5
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                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Morgan Stanley Venture Capital III, Inc.(1)
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   (Last)                           (First)             (Middle)

1221 Avenue of the Americas
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                                    (Street)

New York                               NY                10020
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   (City)                           (State)              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Websense, Inc. (WBSN)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

11/2000

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5. If Amendment Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]  10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

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
====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of                                           |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                 |            |            |                                |              |6.        |           |
                                 |            |            | 4.                             |5.            | Owner-   |           |
                                 |            |            | Securities Acquired (A) or     | Amount of    | ship     |           |
                                 |            | 3.         | Disposed of (D)                | Securities   | Form:    |7.         |
                                 |2.          | Transaction| (Instr. 3, 4 and 5)            | Beneficially | Direct   | Nature of |
                                 |Transaction | Code       | -------------------------------| Owned at End | (D) or   | Indirect  |
1.                               |Date        | (Instr. 8) |               | (A) |          | of Month     | Indirect | Beneficial|
Title of Security                |(Month/Day/ | -----------|     Amount    | or  |  Price   | (Instr. 3    | (I)      | Ownership |
(Instr. 3)                       |Year)       |  Code  | V |               | (D) |          | and 4)       | (Instr.4)| (Instr. 4)|
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                     | 11/3/00    |   S    |   |     58,883    |  D  |  $18.61  |  2,753,088   |   I(2)   |through    |
                                 |            |        |   |               |     |          |              |          |participa- |
                                 |            |        |   |               |     |          |              |          |tion       |
                                 |            |        |   |               |     |          |              |          |           |
                                 |            |        |   |               |     |          |              |          |           |
                                 |            |        |   |               |     |          |              |          |           |
                                 |            |        |   |               |     |          |              |          |           |
===================================================================================================================================


====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
            |         |        |      |               |                 |                       |        |9.       |10.     |      |
            |         |        |      |               |                 |                       |        |Number   |Owner-  |      |
            |         |        |      |               |                 |                       |        |of       |ship    |      |
            |2.       |        |      |               |                 |                       |        |Deriv-   |Form of |      |
            |Conver-  |        |      | 5.            |                 |7.                     |        |ative    |Deriv-  |11.   |
            |sion     |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative   |Nature|
            |or       |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-  |of    |
            |Exer-    |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:    |In-   |
            |cise     |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct  |direct|
            |Price    |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or  |Bene- |
1.          |of       |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-     |ficial|
Title of    |Deriv-   |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct  |Owner-|
Derivative  |ative    |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)     |ship  |
Security    |Secur-   |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr. |(Instr|
(Instr. 3)  |ity      |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)      |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
            |         |        |    | |       |       |        |        |             |         |        |         |        |      |
            |         |        |    | |       |       |        |        |             |         |        |         |        |      |
            |         |        |    | |       |       |        |        |             |         |        |         |        |      |
            |         |        |    | |       |       |        |        |             |         |        |         |        |      |
            |         |        |    | |       |       |        |        |             |         |        |         |        |      |
            |         |        |    | |       |       |        |        |             |         |        |         |        |      |
            |         |        |    | |       |       |        |        |             |         |        |         |        |      |
====================================================================================================================================
Explanation of Responses:

(1) Please see attached Joint Filer Information.

(2) As of the date hereof, Morgan Stanley Venture Partners III, L.P., Morgan
Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners
Entrepreneur Fund, L.P. (collectively, the "Funds"), hold 2,753,088 shares of
Common Stock. Morgan Stanley Venture Capital III, Inc. disclaims beneficial ownership of the securities except to the extent of its pecuniary interests as the institutional managing member of Morgan Stanley Venture Partners III, L.L.C., the General Partner of the Funds.

                                                                             /s/ Peter Vogelsang
                                                                           ----------------------------------
                                                                            **Signature of Reporting Person
                                                                                  By: Peter Vogelsang
                                                                        authorized signatory for Morgan Stanley
                                                                                   Dean Witter & Co.

                                                                             /s/ Debra Abramovitz                    12/22/00
                                                                           ----------------------------------      -------------
                                                                            **Signature of Reporting Person
**Intentional misstatements or omissions of facts constitute             By: Debra Abramovitz, Vice President
Federal Criminal Violations. See 18 U.S.C. 1001 and 15                  and Treasurer of Morgan Stanley Venture
U.S.C. 78ff(a).                                                        Capital III, Inc., institutional managing
                                                                                   member of the Funds
Note: File three copies of this Form, one of which must be
manually signed. If space provided is insufficient, see
Instruction 6 for procedure.

Potential persons who are to respond to the collection of
information contained in this form are not required to
respond unless the form displays a currently valid OMB
Number.
                                                                                                                       Page 2
                                                                                                               SEC 1474 (7-96)

                            JOINT FILER INFORMATION

     Each of the following joint filers has designated Morgan Stanley Venture Capital III, Inc. ("MSVC III, Inc.") as the "Designated Filer" for purposes of the attached Form 4:

     (1)  Morgan Stanley Dean Witter & Co. ("MSDW")
          1585 Broadway
          New York, New York 10036

     (2) Morgan Stanley Venture Partners III, L.L.C. ("MSVP III, L.L.C.") 1221 Avenue of the Americas
          New York, New York 10020

     (3) Morgan Stanley Venture Partners III, L.P. ("MSVP III, L.P.") 1221 Avenue of the Americas
          New York, New York 10020

     (4) The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. ("Entrepreneur Fund")
          1221 Avenue of the Americas
          New York, New York 10020

     (5)  Morgan Stanley Venture Investors III, L.P. ("MSVI")
          1221 Avenue of the Americas
          New York, New York 10020

         Issuer & Ticker Symbol: Websense, Inc. (WBSN)
         Date of Event Requiring Statement: 11/3/00


Signature: /s/ Peter Vogelsang
          ------------------------------------------------------
          By: Peter Vogelsang, as authorized signatory for MSDW.


Signature: /s/ Debra Abramovitz
          ------------------------------------------------------
          By: Debra Abramovitz, as Vice President and Treasurer
              of MSVC III, Inc., institutional managing member
              of MSVP III, L.L.C., the General Partner of MSVP III, L.P., the Entrepreneur Fund, and MSVI.